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                                    FORM 8-K

                                 CURRENT REPORT


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported)  January 10, 1995



                       Registrant; State of
Commission            Incorporation; Address;                 IRS Employer
File Number            and Telephone Number                Identification No
- -----------           --------------------------           -----------------


1-9513                CMS ENERGY CORPORATION                     38-2726431
                      (A Michigan Corporation)
                      Fairlane Plaza South, Suite 1100
                      330 Town Center Drive
                      Dearborn, Michigan 48126
                      (313) 436-9261


1-5611                CONSUMERS POWER COMPANY                    38-0442310
                      (A Michigan Corporation)
                      212 West Michigan Avenue
                      Jackson, Michigan  49201
                      (517) 788-1030


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ITEM 5.  OTHER EVENTS.


MCV Fixed Energy Charge Arbitration

As discussed in Note 2 to the Consolidated Financial Statements and
Part II. OTHER INFORMATION. Item 1. Legal Proceedings in the Form 10-Q for the Quarter ended September 30, 1994 of CMS Energy Corporation and its wholly-owned subsidiary, Consumers Power Company ("Consumers"), the Power Purchase Agreement (the "PPA") between Consumers and the Midland Cogeneration Venture Limited Partnership (the "MCV Partnership"), while providing for payment of a fixed energy charge, contains a "regulatory out" provision which permits Consumers to reduce the fixed energy charges payable to the MCV Partnership throughout the entire contract term if Consumers is not able to recover these amounts from its customers. In connection with the MPSC's 1993 settlement order modifying and approving the Revised Settlement Proposal, Consumers and the MCV Partnership engaged in arbitration proceedings under the PPA to determine whether Consumers was entitled to exercise its "regulatory out" regarding fixed energy charges on the portion of available MCV capacity above the current MPSC-authorized levels.

On January 10, 1995, the arbitrator ruled in favor of Consumers' interpretation of the PPA and found that Consumers was entitled to the immediate return of funds representing the fixed energy amounts for which Consumers did not receive full cost recovery during the years prior to settlement (1990-1992). Consumers estimates this to be approximately $21.7 million, of which approximately $15.6 million is being held in escrow. The arbitrator postposed the return of unrecovered fixed energy payments made in 1993 and 1994 because the MPSC settlement order affecting those years is still subject to pending appeals. The amount under dispute in 1994 is approximately $9 million and increases each year thereafter, averaging approximately $17 million per year over the life of the contract.

The arbitrator did not issue a final order, but requested that the parties draft a proposed order consistent with the ruling. If the arbitrator had determined that Consumers could not exercise its regulatory out, Consumers would have been required to make fixed energy payments to the MCV Partnership even though Consumers would not be able to recover these costs.

In December 1993, Consumers made an irrevocable offer to the MCV Partnership, providing a "floor" or minimum payment by Consumers for energy deliveries from the MCV Partnership, relating to 325 megawatts of capacity not covered under the Revised Settlement Proposal. That minimum offer, which will result in payments of approximately $2.6 million in 1994 and is estimated to average $4.7 million annually through its termination in 2007, will still be observed by Consumers.

Consumers, through a subsidiary, owns a 49% interest in the MCV Partnership and does not anticipate that favorable results from the arbitration will have any immediate earnings impact.


Palisades Plant - Spent Nuclear Fuel Storage

As discussed in Note 4 to the Consolidated Financial Statements and
Part II. OTHER INFORMATION. Item 1. Legal Proceedings in the Form 10-Q for the Quarter ended September 30, 1994 of CMS Energy Corporation and Consumers, in April 1993, the NRC amended its regulations, effective
May 7, 1993, to license a certain dry spent fuel storage cask design for use at any licensed reactor site in the U.S., including the Palisades Plant. In May 1993, the Attorney General and certain other parties (the "Petitioners") commenced litigation to block Consumers' use of the storage casks at the Palisades Plant, alleging that the NRC had failed to comply adequately with the procedural requirements of the Atomic Energy Act and the National Environmental Policy Act ("NEPA").

On January 11, 1995, a three judge panel of the U.S. Sixth Circuit Court of Appeals, in a unanimous decision, rejected the claims of the Petitioners and upheld the NRC's rulemaking action. The Court ruled that a right to an adjudicatory hearing did not exist in the case of a general license granted through an administrative "generic rulemaking". The Court also found that the NRC's environmental assessment in connection with the rulemaking satisifed NEPA requirements, and that a site-specific environmental analysis concerning the use and operation of the storage casks at Palisades was not required.
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                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.






                                                CMS ENERGY CORPORATION



Dated:   January 13, 1995                       By: /s/ Thomas A. McNish
                                                   -------------------------
                                                     Thomas A. McNish
                                                     Vice President and
                                                      Secretary





                                                CONSUMERS POWER COMPANY



Dated:   January 13, 1995                       By: /s/ Thomas A. McNish
                                                   -------------------------
                                                     Thomas A. McNish
                                                     Vice President and
                                                      Secretary


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